Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Record Results for Fiscal 2022 Third Quarter

VONORE, Tenn. – May 11, 2022 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2022 third quarter ended April 3, 2022.

Highlights:

▪	Delivered the most profitable quarter in the Company’s history; the sixth consecutive record-setting quarter.
▪	Net sales for the third quarter increased to $186.7 million, up 26.3% from the prior-year period.
▪	Net income was $20.9 million, up 19.2%.
▪	Diluted Net Income per share was $1.13, up 21.5%.
▪	Diluted Adjusted Net Income per share, a non-GAAP measure, was $1.21, up 19.8%.
▪	Adjusted EBITDA, a non-GAAP measure, increased to $32.1 million, up 16.4%.
▪	Share repurchases of $10.1 million during the quarter.

Fred Brightbill, Chief Executive Officer and Chairman, commented, “Once again, our business performed extremely well during the third quarter as we delivered the highest net sales, diluted adjusted earnings per share, and adjusted EBITDA for any quarter in the Company’s history.  This momentous achievement would not have been possible without the hard work and determination of our team in the face of a continued challenging environment.  With these results, we achieved a record-setting performance for the sixth consecutive quarter.”

Brightbill continued, “During the quarter we increased production, continued to execute our consumer-centric strategy by prioritizing product availability and quality, and once again, increased market share based on the preliminary rolling twelve-month data through March.  In addition to fully funding our growth initiatives, we have now spent more than 40% of the $50 million authorized under our share repurchase program, as we believe our stock represents an incredible value at recent prices.”

Third Quarter Results

For the third quarter of 2022, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $186.7 million, up $38.9 million from the third quarter of 2021.  The increase was primarily due to higher prices and favorable model mix. Higher option sales and increased volumes also contributed to higher net sales.

Gross margin declined 270 basis points to 22.5 percent in the third quarter 2022 from 25.2 percent in third quarter 2021.  Lower margins were the result of supply chain disruptions and inflationary pressures that drove material and overhead costs higher and were most pronounced at our NauticStar segment. In response to worsening inflationary pressures, mid-cycle price increases were phased in.  With price increases not yet fully realized, inflationary pressures continued to impact margins.

Operating expenses of $14.5 million for the third quarter 2022 were flat compared to the prior-year period. Selling, general, and administrative expenses as a percentage of sales have decreased compared to the prior-year period.

Net income was $20.9 million for the third quarter, compared to $17.6 million in the prior-year period.  Diluted net income per share was $1.13, compared to $0.93 for the third quarter 2021.  Adjusted Net Income increased to $22.4 million for the third quarter, or $1.21 per diluted share, compared to $19.1 million, or $1.01 per diluted share, in the prior-year period.

Adjusted EBITDA was $32.1 million for the third quarter 2022, compared to $27.5 million in the prior-year period.  Adjusted EBITDA margins were higher year-over-year for each of our segments, except NauticStar, which was heavily impacted by supply chain disruption, inflationary pressures, and other operational challenges.  The dilutive impact on margins from NauticStar more than offset the margin improvements at MasterCraft, Crest, and Aviara.  As a result, our consolidated Adjusted EBITDA margin was 17.2 percent for the third quarter, down from 18.6 percent for the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Brightbill, “Looking forward, we are once again raising our net sales guidance for the full year on the strength of our operating performance, continuing strong retail demand, and wholesale visibility.  While we believe our team can continue to expertly navigate the challenging environment, we are expecting the supply chain to remain constrained, and inflationary pressures and production inefficiencies to continue to weigh on margins.  We will prioritize delivering consumers their boats heading into the summer season.”

The Company’s outlook is as follows:

•

For full year fiscal 2022, consolidated net sales growth is expected to be up in the 30 percent range. Because of supply chain disruption and inflationary pressures, combined with operational challenges at NauticStar, we expect our Adjusted EBITDA margins to be in the high-16 percent range. We expect Adjusted Earnings per share growth to be up in the 30 percent range year-over-year.  Due to project delays driven by supply chain disruptions and labor challenges, we are lowering our capital expenditures estimate to $20 million for the full year.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal third quarter 2022 results today, May 11, 2022, at 8:30 a.m. EDT. To access the call, dial

(800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 2532258. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.MasterCraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 2532258. The audio replay will be available beginning at 11:30 a.m. EDT on Wednesday, May 11, 2022, through 11:30 a.m. EDT on Wednesday, May 18, 2022.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its four brands, MasterCraft, Crest, NauticStar, and Aviara. Through these four brands, MasterCraft Boat Holdings has leading market share positions in three of the fastest growing segments of the powerboat industry – performance sport boats, outboard saltwater fishing and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its four brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.CrestPontoons.com, www.NauticStarBoats.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning the resilience of our business model; and our intention to drive value and accelerate growth.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the potential effects of the COVID-19 pandemic on the Company, supply chain disruptions, inflationary pressures, general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, the successful introduction of our new products and geopolitical conflicts. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed with the Securities and Exchange Commission (the “SEC”) on September 2, 2021, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three and Nine Months Ended April 3, 2022

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	April 3,	April 4,	April 3,	April 4,
	2022	2021	2022	2021

Net sales	$186,735	$147,854	$490,210	$370,276
Cost of sales	144,702	110,627	382,857	277,546
Gross profit	42,033	37,227	107,353	92,730
Operating expenses:
Selling and marketing	3,611	3,693	11,288	9,589
General and administrative	9,948	9,984	29,881	27,268
Amortization of other intangible assets	987	987	3,000	2,961
Goodwill impairment	—	—	1,100	—
Total operating expenses	14,546	14,664	45,269	39,818
Operating income	27,487	22,563	62,084	52,912
Other expense:
Interest expense	341	755	1,080	2,644
Income before income tax expense	27,146	21,808	61,004	50,268
Income tax expense	6,211	4,240	14,281	10,632
Net income	$20,935	$17,568	$46,723	$39,636

Earnings per share:
Basic	$1.14	$0.93	$2.51	$2.11
Diluted	$1.13	$0.93	$2.49	$2.09
Weighted average shares used for computation of:
Basic earnings per share	18,295,949	18,817,975	18,622,878	18,799,875
Diluted earnings per share	18,487,346	18,989,629	18,796,867	18,928,288

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	April 3,	June 30,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,766	$39,252
Accounts receivable, net of allowances of $262 and $115, respectively	20,898	12,080
Income tax receivable	450	355
Inventories, net	82,353	53,481
Prepaid expenses and other current assets	8,994	5,059
Total current assets	126,461	110,227
Property, plant and equipment, net	64,310	60,495
Goodwill	28,493	29,593
Other intangible assets, net	56,899	59,899
Deferred income taxes	15,133	15,130
Deferred debt issuance costs, net	431	507
Other long-term assets	487	609
Total assets	$292,214	$276,460
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$29,603	$23,861
Income tax payable	1,487	726
Accrued expenses and other current liabilities	55,069	46,836
Current portion of long-term debt, net of unamortized debt issuance costs	2,872	2,866
Total current liabilities	89,031	74,289
Long-term debt, net of unamortized debt issuance costs	62,123	90,277
Unrecognized tax positions	5,170	3,830
Operating lease liabilities	202	276
Total liabilities	156,526	168,672
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,208,788 shares at April 3, 2022 and 18,956,719 shares at June 30, 2021	182	189
Additional paid-in capital	100,114	118,930
Retained earnings / (accumulated deficit)	35,392	(11,331)
Total stockholders' equity	135,688	107,788
Total liabilities and stockholders' equity	$292,214	$276,460

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			Nine Months Ended
	April 3,	April 4,		April 3,	April 4,
	2022	2021	Change	2022	2021	Change
	(Dollars in thousands)

Unit sales volume:
MasterCraft	900	933	(3.5)%	2,569	2,346	9.5%
Crest	855	731	17.0%	2,261	1,759	28.5%
NauticStar	348	426	(18.3)%	949	1,067	(11.1)%
Aviara(a)	29	8	262.5%	71	32	121.9%
Consolidated	2,132	2,098	1.6%	5,850	5,204	12.4%
Net Sales:
MasterCraft	$119,956	$97,023	23.6%	$318,744	$246,125	29.5%
Crest	38,959	30,362	28.3%	101,457	69,370	46.3%
NauticStar	17,392	18,045	(3.6)%	45,817	45,336	1.1%
Aviara(a)	10,428	2,424	330.2%	24,192	9,445	156.1%
Consolidated	$186,735	$147,854	26.3%	$490,210	$370,276	32.4%
Net sales per unit:
MasterCraft	$133	$104	27.9%	$124	$105	18.1%
Crest	46	42	9.5%	45	39	15.4%
NauticStar	50	42	19.0%	48	42	14.3%
Aviara(a)	360	303	18.8%	341	295	15.6%
Consolidated	88	70	25.7%	84	71	18.3%
Gross margin	22.5%	25.2%	(270) bps	21.9%	25.0%	(310) bps

(a)

Beginning with the first quarter of fiscal 2022, our chief operating decision maker began to manage our business, allocate resources, and evaluate performance based on the changes that have been made in the Company’s management structure in connection with the transition of Aviara production to our Merritt Island facility.  As a result, the Company has realigned its reportable segments to MasterCraft, Crest, NauticStar, and Aviara.

Non-GAAP Measures

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include operational improvement initiative costs, Aviara transition costs and certain non-cash items including goodwill impairment and share-based compensation. We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting an adjustment for income tax expense on net income before income taxes at our estimated annual effective tax rate. For the periods presented herein, these adjustments include operational improvement initiative costs, Aviara transition costs and certain non-cash items including goodwill impairment, other intangible asset amortization, and share-based compensation.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone.  We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting an adjustment for income tax expense on net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted Net Income, Adjusted Net Income per share, and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income as determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA, and net income margin (expressed as a percentage of net sales) to Adjusted EBITDA margin (expressed as a percentage of net sales) for the periods indicated:

	Three Months Ended				Nine Months Ended
	April 3,	% of Net	April 4,	% of Net	April 3,	% of Net	April 4,	% of Net
	2022	sales	2021	sales	2022	sales	2021	sales
	(Dollars in thousands)				(Dollars in thousands)
Net income	$20,935	11.2%	$17,568	11.9%	$46,723	9.5%	$39,636	10.7%
Income tax expense	6,211		4,240		14,281		10,632
Interest expense	341		755		1,080		2,644
Depreciation and amortization	3,559		2,948		10,153		8,547
EBITDA	31,046	16.6%	25,511	17.3%	72,237	14.7%	61,459	16.6%
Share-based compensation	772		902		2,876		2,185
Operational improvement initiative(a)	232		—		232		—
Goodwill impairment(b)	—		—		1,100		—
Aviara transition costs(c)	—		1,125		—		2,149
Adjusted EBITDA	$32,050	17.2%	$27,538	18.6%	$76,445	15.6%	$65,793	17.8%

(a)	Represents third-party consulting fees associated with the operational improvement initiative at our NauticStar segment.
(b)	Represents a non-cash charge recorded in the Aviara segment for impairment of goodwill.
(c)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida.  Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).

The following table sets forth a reconciliation of net income as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

	Three Months Ended		Nine Months Ended
	April 3,	April 4,	April 3,	April 4,
	2022	2021	2022	2021
	(Dollars in thousands, except per share data)		(Dollars in thousands)
Net income	$20,935	$17,568	$46,723	$39,636
Income tax expense	6,211	4,240	14,281	10,632
Amortization of acquisition intangibles	960	960	2,920	2,882
Share-based compensation	772	902	2,876	2,185
Operational improvement initiative(a)	232	—	232	—
Goodwill impairment(b)	—	—	1,100	—
Aviara transition costs(c)	—	1,125	—	2,149
Adjusted Net Income before income taxes	29,110	24,795	68,132	57,484
Adjusted income tax expense(d)	6,695	5,703	15,670	13,221
Adjusted Net Income	$22,415	$19,092	$52,462	$44,263

Adjusted net income per common share
Basic	$1.23	$1.01	$2.82	$2.35
Diluted	$1.21	$1.01	$2.79	$2.34
Weighted average shares used for the computation of (e):
Basic Adjusted net income per share	18,295,949	18,817,975	18,622,878	18,799,875
Diluted Adjusted net income per share	18,487,346	18,989,629	18,796,867	18,928,288

(a)	Represents third-party consulting fees associated with the operational improvement initiative at our NauticStar segment.
(b)	Represents a non-cash charge recorded in the Aviara segment for impairment of goodwill.
(c)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida.  Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).

(d)	Reflects income tax expense at an income tax rate of 23.0% for each period presented.
(e)

Represents the Weighted Average Shares Used for the Computation of Basic and Diluted earnings per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per diluted share for all periods presented herein.

The following table presents the reconciliation of net income per diluted share to Adjusted Net Income per diluted share for the periods presented:

	Three Months Ended		Nine Months Ended
	April 3,	April 4,	April 3,	April 4,
	2022	2021	2022	2021
Net income per diluted share	$1.13	$0.93	$2.49	$2.09
Impact of adjustments:
Income tax expense	0.34	0.22	0.76	0.57
Amortization of acquisition intangibles	0.05	0.05	0.16	0.15
Share-based compensation	0.04	0.05	0.15	0.12
Operational improvement initiative(a)	0.01	—	0.01	—
Goodwill impairment(b)	—	—	0.06	—
Aviara transition costs(c)	—	0.06	—	0.11
Adjusted Net Income per diluted share before income taxes	1.57	1.31	3.63	3.04
Impact of adjusted income tax expense on net income per diluted share before income taxes(d)	(0.36)	(0.30)	(0.84)	(0.70)
Adjusted Net Income per diluted share	$1.21	$1.01	$2.79	$2.34

(a)	Represents third-party consulting fees associated with the operational improvement initiative at our NauticStar segment.
(b)	Represents a non-cash charge recorded in the Aviara segment for impairment of goodwill.
(c)

Represents costs to transition production of the Aviara brand from Vonore, Tennessee to Merritt Island, Florida.  Costs include duplicative overhead costs and costs not indicative of ongoing operations (such as training and facility preparation).

(d)	Reflects income tax expense at an income tax rate of 23.0% for each period presented.

Investor Contact:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Chief Revenue Officer

Email: investorrelations@mastercraft.com

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